Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

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Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

March 13, 2026

The Board of Directors

CSB Financial Inc.

503 West Plane Street

Bethel, Ohio 45106

Re:	CSB Financial Inc. Common Stock, Par Value $0.01 Per Share

To the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of the shares of common stock, par value $0.01 per share (the “Common Stock”), of CSB Financial Inc. (the “Company”). We have reviewed the Company’s Articles of Incorporation, the Company’s Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion of Community Savings Bank (the “Plan”), as well as applicable statutes and regulations governing the Company, the offer and sale of the shares of Common Stock, and the contribution of the shares of Common Stock to Community Savings Bank Foundation, Inc. (the “Foundation”). The opinions expressed below are limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution, and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that, upon the declaration of effectiveness of the Form S-1: (i) the shares of Common Stock, when issued and sold according to the Plan, will be legally issued, fully paid and non-assessable, and (ii) the shares of Common Stock, when contributed to the Foundation according to the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” in the Prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Luse Gorman, PC